Exhibit 11.1

Consent of Independent Auditor

Creci, Inc.

Fort Lauderdale, Florida

We hereby consent to the use in the Offering Circular constituting a part of this Regulation A Offering Statement on Form 1-A of Creci, Inc (the “Company”) of our report dated October 12, 2021, with respect to the balance sheets as of December 31, 2020 and 2019, related statements of operations, stockholder’s deficit, and cash flows for the year ended December 31, 2020 and for the period from January 11, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

/s/ Cherry Bekaert LLP
Fort Lauderdale, Florida
October 19, 2021